Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), delivered September 17, 2018, confirms the following understandings and agreements between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”) and Paul Estrem (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1. Opportunity for Review; Acceptance. You have until October 9, 2018 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period (but in no event earlier than the Separation Date (as defined below)), you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company’s Senior Vice President, Human Resources, Juliet Agranoff (the “Company Representative”) by mail at c/o Melinta Therapeutics, 44 Whippany Road, Suite 280, Morristown, NJ 07960, Attention: Juliet Agranoff, or by email at jagranoff@melinta.com. You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, to the address specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period, and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company Representative shall be its effective date (the “Effective Date”). In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2. Employment Status; Accrued Benefits; and Separation Payments.

(a) Employment Status. You acknowledge and agree that you resigned as Chief Financial Officer on September 17, 2018 and your employment with the Company and its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”), will terminate effective as of the close of business on October 1, 2018 (the “Separation Date”), and after the Separation Date, you will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group. Except as otherwise provided herein, you hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. You agree that within five (5) business days following the Separation Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, Twitter, or LinkedIn) to reflect that you are no longer actively employed by or affiliated with the Company.

(b) Accrued Benefits. During the period between the date hereof and the Separation Date (the “Transition Period”), you will remain on active payroll and be paid your current salary. In addition, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein. You will be paid for (i) all of your earned but unpaid salary through the Separation Date and, to the extent payable pursuant to the Company’s policies, your accrued but unused vacation as of the Separation Date, in each case, on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date, or earlier to the extent otherwise required by applicable law, and (ii) any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) days of the Separation Date. In addition, you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.

(c) Transition Period. During the Transition Period, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Further, during the Transition Period, you agree to cooperate with the Company and/or any other member of the Company Group, provide information, answer questions and provide guidance as reasonably requested relating to any matter on which you worked prior to the date hereof or of which you have knowledge and to otherwise assist in an orderly transition of your duties and responsibilities to other employees of the Company Group. Without limiting the foregoing, you agree that during the Transition Period, you will devote your full business time, attention, skill and best efforts to such transition of your duties and responsibilities and that you are not to engage in any other business or occupation.

(d) Separation Payments and Benefits. In consideration of your release and waiver of claims set forth in Paragraph 3 below, subject to your execution, delivery and non-revocation of this Agreement and continued compliance with this Agreement, including but not limited to, Paragraph 11 hereof, the Company will provide you with the following separation benefits (the “Consideration”):

(i) Base Salary Continuation. An amount equal to twelve (12) months of your annual base salary, payable in equal installments in accordance with the Company’s regular payroll practices over a period of twelve (12) months, commencing on the first regularly scheduled payroll date following the Separation Date;

(ii) COBRA Premiums. If you (i) are covered under the Company’s group health plan as of the Separation Date and (ii) properly and timely elect to continue your health insurance benefits under COBRA following the Separation Date, the Company will fully subsidize your applicable COBRA premiums necessary to continue group health plan coverage for you and your eligible dependents (including medical, dental and vision benefits, but not disability or life insurance benefits) as applicable, until the earlier of (x) a period of twelve (12) months to conclude on October 31, 2019, and (y) the date you become eligible for coverage under another group health plan (the “Benefit Period”). You agree to provide notice to the Company if you become eligible for coverage under another group health plan within ten (10) days of the date of eligibility. Additionally, the Company hereby reserves the right to discontinue the payment of your COBRA premiums and pay you a lump sum amount equal to the then current monthly cost of your COBRA premiums times the number of months remaining in the Benefit Period if the Company determines that continued payment of the COBRA premiums is discriminatory under Section 105(h) of the Internal Revenue Code. For the avoidance of doubt and subject to applicable law, following the expiration of the Benefit Period, you may continue your health insurance coverage under COBRA at your own expense;

(iii) Pro-rated Annual Bonus. A lump sum cash payment equal to the pro-rata portion of the annual bonus that you would otherwise have earned in respect of the 2018 fiscal year based on the number of months of completed employment up to the Separation Date (the “Pro-Rata Bonus”), to be paid at the same time it would otherwise have been paid to you had no termination occurred, but in no event later than March 15, 2019. The actual Pro-Rata Bonus payable to you will be calculated assuming target achievement of the applicable individual performance objectives and based on actual achievement of 2018 Company performance objectives, provided, that the final Pro-Rata Bonus will not exceed the amount you would have been paid assuming target achievement of both individual and Company performance objectives for such period, or $106,919; and

(iv) Outplacement Assistance. The Company will pay for outplacement services provided by a vendor chosen by the Company for a period of twelve (12) months to commence on the Effective Date.

(e) Deferral of Payments. Notwithstanding the foregoing, in the event that any payment otherwise scheduled to occur prior to the Effective Date, but for the condition on executing this Agreement, shall not be made until the first regularly scheduled payroll date following the Effective Date.

(f) Taxes. Amounts provided hereunder, including without limitation the Consideration, are subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

(g) Options. In accordance with the terms of each applicable equity incentive plan maintained by the Company and each stock option notice and agreement issued to you thereunder (referred to collectively herein as, the “Option Agreements”), vesting of any stock options granted to you pursuant to the Option Agreements will cease on the Separation Date. You hereby acknowledge and agree that, as of the Separation Date, pursuant to the terms of the Option Agreements, you will be vested in options to purchase 56,583 shares of the common stock of the Company, in the aggregate, and have not yet vested in options to purchase 81,492 shares of common stock of the Company, in the aggregate. Notwithstanding anything in the Option Agreements to the contrary, your vested stock options shall remain exercisable until the earlier to occur of (x) the six (6) month anniversary of your Separation Date, and (y) the date on which such stock options expire in accordance with their terms. The stock options granted to you pursuant to the Option Agreements will otherwise continue to remain subject to all of the terms and conditions of the applicable Option Agreement and equity incentive plan.

(h) Full Discharge. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under that certain Amended and Restated Severance Agreement between you and the Company, dated August 29, 2017 (the “Severance Agreement”), any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).

3. Release and Waiver of Claims.

(a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) For and in consideration of the payments and benefits described in Paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, members, stockholders (including any management company of a stockholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander; any and all claims arising under any policies, practices or procedures of the Company; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; or all claims under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, any applicable Executive Order Programs and their state and local counterparts, and all other applicable federal, and state and local laws, including, but not limited to, the Illinois Human Rights Act; the Illinois Attorney’s Fees in Wage Actions Act; the Illinois Genetic Information Privacy Act; the Illinois Employment Law, including, but not limited to, the Illinois Wage Payment and Collection Act, the Illinois Equal Wage Act, the Illinois Equal Pay Act of 2003, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Family Military Leave Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Personnel Record Review Act, and the Illinois School Visitation Rights Act, the Cook County Ordinance on Human Rights; the Chicago Earned Sick Time Ordinance (Effective Date: July 1, 2017), all as amended, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c) You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.

(d) Except for the wages and benefits to be paid to you regardless of whether you sign this Agreement (explained before in Paragraph 2(b)), you agree the Consideration to be paid under Paragraph 2(d) of this Agreement, and any vested pension benefits you may be entitled to receive, the Company does not owe you any other wages, compensation, or benefits of any kind or nature.

(e) You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs. Further, you have notified the Company of any charge or complaint you have filed with any agency or court that is still pending before such court or agency

(f) Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage), (iii) any claims that cannot be waived by law or that arise after the date on which you execute this Agreement, or (iv) your right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise.

(g) You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Paragraph 3. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(h) You acknowledge and agree that you have not asserted any claim for sexual harassment or sexual abuse by the Company or any of the Company Parties and you are not aware of any facts supporting any such a claim.

(i) You acknowledge and agree that as of the date of this Agreement, the Company has provided you with all leave to which you were entitled and you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

4. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) are able to read the language, and understand the meaning and effect, of this Agreement;

(b) have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had against the Company Parties, and because of your execution of this Agreement;

(d) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e) had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f) understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g) have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h) were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i) have signed this Agreement knowingly and voluntarily.

5. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. This Paragraph 5 shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to your employment with the Company or any member of the Company Group, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Consideration will control as the exclusive remedy and full settlement of all such claims by you. In addition, I understand that nothing in this Agreement shall be construed to prohibit you from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

6. No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group. You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment.

7. Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8. Severability; Third Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in Paragraph 3, with full rights to enforce this Agreement and the matters documented herein.

9. Non-Disparagement. You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, employees, members, stockholders (including any management company of a stockholder), or affiliates in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group. Your obligations under this Paragraph 9 extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites including, but not limited to, Facebook or LinkedIn. This Paragraph 9 shall not prevent the truthful testimony by any individual or entity in a legal proceeding or pursuant to a governmental, administrative or regulatory investigation.

10. Cooperation.

(a) You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Paragraph 10(a). You agree to provide information and answer questions as reasonably requested by the Company with respect to any matter on which you worked prior to the Separation Date of which you have knowledge.

(b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing to the address specified above, or his successor or designee, and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11. Restrictive Covenants. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group, including, without limitation, the provisions set forth in that certain Employee Non-Competition, Non-Disclosure and Developments Agreement, signed as of November 11, 2013 (the “Proprietary Rights Agreement”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in Paragraph 2 above and upon any breach of the Proprietary Rights Agreement, the Company shall be entitled to an immediate refund of any Consideration already received by you.

12. Return of Property. You agree that you will promptly return to the Company, and you will retain no copies of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, iPhone or other mobile device, key, credit card, identification card or badge, card access to the building and office floors, employee handbook, laptop, computer or other office equipment, computer user name and password, disks, data files, thumb drives, and/or voicemail code. If you discover after the Separation Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative and inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in Paragraph 2 above unless and until you have satisfied all your obligations pursuant to this Paragraph 12.

13. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

14. Entire Agreement. This Agreement and the Proprietary Rights Agreement constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Proprietary Rights Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Proprietary Rights Agreement.

15. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF THIS AGREEMENT OR THE PROPRIETARY RIGHTS AGREEMENT SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES INCLUDING THE EMERGENCY INTERIM RELIEF PROCEDURES OF THE AAA. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL BE NEW YORK, NEW YORK. THE ARBITRATOR(S) MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR(S) SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, YOU AND THE COMPANY SHALL EACH BEAR THEIR OWN ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE ARBITRATION, AND THE ARBITRATOR(S) WILL NOT HAVE AUTHORITY TO BE ENTITLED TO AWARD ATTORNEYS’ FEES UNLESS A STATUTE OR CONTRACT AT ISSUE IN THE DISPUTE AUTHORIZES THE AWARD OF ATTORNEYS’ FEES TO THE PREVAILING PARTY, IN WHICH CASE THE ARBITRATOR(S) SHALL HAVE THE AUTHORITY TO MAKE AN AWARD OF ATTORNEYS’ FEES AS REQUIRED OR PERMITTED BY APPLICABLE LAW. IF THERE IS A DISPUTE AS TO WHETHER THE COMPANY OR YOU IS THE PREVAILING PARTY IN THE ARBITRATION, THE ARBITRATOR(S) WILL DECIDE THIS ISSUE. LIABILITY FOR THE FEES AND EXPENSES OF ALL THE ARBITRATORS WITH RESPECT TO THE ARBITRATION SHALL BE EVENLY DIVIDED BETWEEN THE PARTIES TO THE ARBITRATION. THE DETERMINATION RENDERED BY THE ARBITRATOR(S) SHALL (I) SPECIFY THE FINDING OF FACTS UPON WHICH IT IS BASED AND THE REASONS THEREFOR, AND (II) BE CONCLUSIVE AND BINDING UPON THE PARTIES. NOTWITHSTANDING THE PROVISIONS OF THIS PARAGRAPH, THE COMPANY SHALL NOT BE COMPELLED TO ARBITRATE CLAIMS ARISING UNDER THE PROPRIETARY RIGHTS AGREEMENT AND MAY INSTITUTE JUDICIAL PROCEEDINGS TO ENFORCE THAT AGREEMENT PURSUANT TO SECTION 14 OF THE PROPRIETARY RIGHTS AGREEMENT. YOU HEREBY AGREE TO SUBMIT ANY AND ALL CLAIMS YOU MAY HAVE AGAINST THE COMPANY ON AN INDIVIDUAL BASIS. THIS MEANS THAT NO CLAIM (INCLUDING ANY CLAIM RELATED TO TERMS OR CONDITIONS OF YOUR EMPLOYMENT WITH OR COMPENSATION PAID BY THE COMPANY, OR ANY CHANGE IN OR TERMINATION OF YOUR EMPLOYMENT) MAY BE LITIGATED OR ARBITRATED ON A CLASS OR COLLECTIVE BASIS. YOU ALSO HEREBY WAIVE ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT, OR MEMBER IN A CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION AGAINST THE COMPANY, REGARDLESS OF WHETHER THE ACTION IS FILED IN ARBITRATION OR IN A JUDICIAL OR ADMINISTRATIVE FORUM. FURTHERMORE, IF A COURT ORDERS THAT A CLASS, COLLECTIVE, OR OTHER REPRESENTATIVE OR JOINT ACTION SHOULD PROCEED, IN NO EVENT WILL SUCH ACTION PROCEED IN AN ARBITRATION FORUM. CLAIMS MAY NOT BE JOINED OR CONSOLIDATED IN ARBITRATION WITH DISPUTES BROUGHT BY ANY OTHER INDIVIDUAL(S), UNLESS AGREED TO IN WRITING BY ALL PARTIES.

16. Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

17. Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, AND THAT CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY PERIOD. YOU ALSO ACKNOWLEDGE THAT YOU WERE ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

MELINTA THERAPEUTICS, INC.

By:	/s/ Juliet Agranoff
Juliet Agranoff
Senior Vice President, Human Resources

/s/ Paul Estrem
Paul Estrem

Dated: October 2, 2018

To be signed by October 9, 2018 but not before October 1, 2018

[Signature Page to Paul Estrem’s Separation and Release Agreement]